Exhibit 99.1

                       Standard Parking Provides Update of
                Estimated Financial Impact of Hurricane Katrina

    CHICAGO--(BUSINESS WIRE)--Oct. 27, 2005--Standard Parking Corporation (NASDAQ:STAN), one of the nation's leading providers of parking management services, today said that its 2005 third and fourth quarter financial results will be impacted by the effects from Hurricane Katrina.
    The Company expects Hurricane Katrina's impact on reported net income for the third and fourth quarters of 2005 to be approximately $0.7 million and $0.7 million less than was realized in the third and fourth quarters of 2004, respectively. The $0.7 million impact on the 2005 third quarter is comprised of a $0.2 million reduction in net income from operations and the recording in that quarter of the entire $0.5 million deductible that the Company expects to incur in connection with the Hurricane related insurance claim that the Company will file. The $0.7 million impact on the 2005 fourth quarter is due to a reduction in net income from operations.
    The Company estimates that its full year 2006 net income from the operations affected by the Hurricane will be $0.4 million more than its projected 2005 full year net income from those operations, due primarily to the fact that the 2005 net income from those operations was reduced by the recording of the $0.5 million insurance deductible. By the fourth quarter of 2006, the Company expects to have resumed operations at substantially all of the facilities that it was operating prior to the Hurricane.
    The Company also estimates that it has sustained insured property damage from the Hurricane in excess of $2.7 million.
    The Company believes that it is entitled to recover the total amount of all losses that it has sustained as a result of Hurricane Katrina, less a deductible that the Company has calculated to be approximately $0.5 million. The Company will file an insurance claim to recover its losses, and will work closely with its insurance brokers, consultants and advisors in an attempt to expedite a final resolution of its claim in 2006.
    DISCLOSURE NOTICE: The information contained in this document is as of October 27, 2005. This document contains forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "outlook," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: No assurances can be provided regarding (i) the precise amount of net income that will have been lost, or the precise amount of property damage that will have been sustained, in New Orleans as a result of Hurricane Katrina, (ii) the precise amount of the insurance claim that the Company therefore will file, (iii) the deductible amount that the insurance carrier may seek to apply if it contends that some or all of the loss is attributable to flood as opposed to windstorm, or (iv) the actual amount of recovery that will be realized under the Company's insurance claim. Additional risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652). The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.


    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com